EXHIBIT 99.1

For Immediate Release:

TIME WARNER INC. REPORTS THIRD QUARTER 2004 RESULTS

Results Include $500 Million in Legal Reserves Related to the Government Investigations;
Company to Restate Accounting for Its Interests in AOL Europe Prior to 2002

NEW YORK, November 3, 2004 – Time Warner Inc. (NYSE:TWX) today reported financial results for its third quarter ended September 30, 2004. The Company also announced that it has established $500 million in legal reserves related to pending government investigations and it intends to restate its accounting for its interests in AOL Europe prior to 2002.

In making the announcement, Chairman and Chief Executive Officer Dick Parsons said: “While we’re continuing to work to resolve the government investigations, we’re staying focused on moving the Company forward; and this quarter’s results demonstrate the broad-based strength of Time Warner’s businesses.

“Revenues climbed a healthy 5% over the year-ago quarter, with all of our segments contributing. I’m particularly pleased that the growth in Advertising Revenues is the best we’ve seen in years. Our Adjusted Operating Income before Depreciation and Amortization grew 9%, benefiting from double-digit increases at AOL, Cable and Publishing. We also continue to generate a tremendous amount of Free Cash Flow, another one of our key metrics, with our businesses delivering over $3 billion in the first nine months. We’re confident that we’ll once again achieve all of our full-year financial objectives.”

In the quarter, Revenues increased 5% over the same period in 2003 to $10.0 billion.

Adjusted Operating Income before Depreciation and Amortization rose 9%. Driving this growth were double-digit percentage increases at the AOL, Cable and Publishing segments, with the Networks segment up 5% and the Filmed Entertainment segment down slightly. These results exclude the impact of $500 million in legal reserves related to the government investigations (See Update on Government Investigations), as well as asset impairments and gains and losses on asset sales (See Performance of Segments). Operating Income declined 20% to $1.1 billion.

For the first nine months, Cash Provided by Operations totaled $5.4 billion, and Free Cash Flow grew to $3.1 billion (a 42% conversion rate of Adjusted Operating Income before Depreciation and Amortization). As of September 30, Net Debt totaled $16.8 billion, down $5.9 billion from $22.7 billion at the start of 2004.

Diluted Income per Common Share before discontinued operations and cumulative effect of accounting change was $0.10 for the three months ended September 30, compared to $0.12 in last year’s third quarter. The current and prior year amounts included certain items affecting comparability that are described in detail in the accompanying Consolidated Reported Net Income and Per Share Results section. The net impact of such items was to decrease the current year results by $0.05 and increase prior year results by $0.01 per diluted common share.

Performance of Segments

The schedules below reflect Time Warner’s performance for the three and nine months ended September 30, by line of business (in millions):

Three Months and Nine Months Ended September 30:

	Three Months Ended September 30,		Nine Months Ended September 30,
Revenues:	2004	2003	2004	2003
AOL	$2,141	$2,115	$6,509	$6,444
Cable	2,121	1,931	6,280	5,696
Filmed Entertainment	2,503	2,468	8,581	7,589
Networks	2,188	2,019	6,761	6,266
Publishing	1,367	1,327	3,926	3,900
Intersegment Eliminations	(355)	(357)	(1,078)	(1,234)

Total Revenues	$9,965	$9,503	$30,979	$28,661

Adjusted Operating Income before Depreciation and Amortization(a):
AOL (b)	$450	$371	$1,436	$1,206
Cable	824	752	2,391	2,195
Filmed Entertainment (c)	361	365	1,190	923
Networks (d)	635	607	2,038	1,644
Publishing (e)	264	230	783	707
Corporate (f)	(115)	(109)	(391)	(322)
Intersegment Eliminations	(27)	(12)	(4)	(14)

Total Adjusted Operating Income Before Depreciation and Amortization (a)	$2,392	$2,204	$7,443	$6,339

Operating Income:
AOL (b)	$261	$150	$814	$554
Cable	438	394	1,267	1,154
Filmed Entertainment (c)	282	294	956	750
Networks (d)	574	509	1,859	1,264
Publishing (e)	203	158	593	403
Corporate (f)	(623)	(116)	(923)	(347)
Intersegment Eliminations	(27)	(12)	(4)	(14)

Total Operating Income	$1,108	$1,377	$4,562	$3,764

(a)	Adjusted Operating Income before Depreciation and Amortization excludes the impact of legal reserves related to the government investigations, asset impairments and gains and losses on asset sales. Refer to reconciliation of Adjusted Operating Income before Depreciation and Amortization to Operating Income before Depreciation and Amortization on pages 14 and 15. Operating Income includes these items in their respective periods.

(b)	For the three and nine months ended September 30, 2004, Adjusted Operating Income before Depreciation and Amortization excludes a $13 million gain on the sale of AOL Japan; for the nine months ended September 30, 2004, it also excludes a $10 million non-cash impairment related to an agreement to sell a building, subject to customary due diligence. Operating Income includes these items in their respective periods.

(c)	For the nine months ended September 30, 2003, Adjusted Operating Income before Depreciation and Amortization excludes a $43 million gain related to the sale of a consolidated theater chain in the UK. Operating Income includes this amount in the period.

(d)	For the three and nine months ended September 30, 2003, Adjusted Operating Income before Depreciation and Amortization excludes a non-cash impairment of $41 million and $219 million, respectively, in intangible assets related to the winter sports teams (the Atlanta Thrashers, an NHL team, and the Atlanta Hawks, an NBA team); for the nine months ended September 30, 2004, it excludes a $7 million loss related to the sale of the winter sports teams. Operating Income includes these items in their respective periods.

(e)	For the nine months ended September 30, 2003, Adjusted Operating Income before Depreciation and Amortization excludes a non-cash impairment of $99 million in goodwill and intangible assets related to the Time Warner Book Group and for the nine months ended September 30, 2004, it excludes an $8 million gain related to the sale of a building. Operating Income includes these items in their respective periods.

(f)	For the three and nine months ended September 30, 2004, Adjusted Operating Income before Depreciation and Amortization excludes the impact of $500 million in legal reserves related to the government investigations. Operating Income includes this item in both periods.

Presented below is a discussion of Time Warner’s segments for the third quarter of 2004. Unless otherwise noted, the dollar amounts noted in parentheses represent year-over-year changes.

AMERICA ONLINE

Revenues rose 1% ($26 million) to $2.1 billion, reflecting a 44% increase ($79 million) in Advertising Revenues, offset partially by a 3% decline ($52 million) in Subscription Revenues. The growth in Advertising Revenues benefited from a 70% climb ($30 million) in domestic paid search and the Advertising.com acquisition ($35 million), which closed on August 2. The decrease in Subscription Revenues was due to a decline in domestic membership. Included in Revenues was an increase of $32 million in foreign currency exchange.

Adjusted Operating Income before Depreciation and Amortization climbed 21% ($79 million) to $450 million, benefiting from lower overall expenses – led by a reduction in network expenses ($176 million) – offset in part by increased marketing and other expenses. The prior year quarter included a $26 million restructuring charge.

Operating Income rose 74% ($111 million) to $261 million, benefiting from the increase in Adjusted Operating Income before Depreciation and Amortization, a gain related to the sale of AOL Japan ($13 million), and lower depreciation expense.

At September 30, the AOL service totaled 22.7 million domestic members, a decline of 646,000 from the prior quarter and 2.0 million from the year-ago quarter. In Europe, the AOL service had 6.3 million members, a decline of 8,000 from the previous quarter and an increase of 33,000 from last year’s quarter.

CABLE

Revenues climbed 10% ($190 million) to $2.1 billion, reflecting a 10% increase ($177 million) in Subscription Revenues and an 11% rise ($13 million) in Advertising Revenues. The growth in Subscription Revenues was driven by a 22% increase ($80 million) in high-speed data revenues, enhanced digital video service revenue growth of 25% and higher basic cable rates. Average monthly revenue per basic cable subscriber increased 10% to about $76.

Operating Income before Depreciation and Amortization grew 10% ($72 million) to $824 million, reflecting the growth in Revenues, offset partially by a 13% increase ($55 million) in video programming costs and higher general operating expenses – including the net expenses associated with the roll-out of the new Digital Phone service.

Operating Income rose 11% ($44 million) to $438 million, benefiting from the increase in Operating Income before Depreciation and Amortization, offset partly by higher depreciation and amortization expenses.

At September 30, Time Warner Cable managed 10.9 million basic video cable subscribers, which included nearly 1.6 million subscribers in unconsolidated joint ventures. Basic video cable subscribers declined 11,000 from the prior quarter. Digital video subscribers climbed 72,000 in the quarter for a total of 4.7 million, which represented 43% of basic video cable subscribers. In the quarter, Digital Video Recorder services increased 118,000 to 709,000 subscribers and Subscription Video-On-Demand services rose 82,000 to nearly 1.4 million subscribers, representing 15% and 29% of digital video customers, respectively. Residential high-speed data subscribers grew by 168,000 in the quarter for a total of 3.7 million, representing 20% of service ready homes passed.

Time Warner Cable remains on track to deploy Digital Phone to all 31 of its divisions by the end of 2004. At September 30, Digital Phone was available commercially or on a test basis in all but one Time Warner Cable division.

FILMED ENTERTAINMENT (Warner Bros. and New Line)

Revenues increased 1% ($35 million) to $2.5 billion, benefiting from growth in international theatrical revenues – led by Warner Bros. Pictures’ Harry Potter and the Prisoner of Azkaban and Troy. Offsetting this increase was a decline in worldwide theatrical home video and television licensing revenues, due primarily to a difficult comparison to the prior year quarter. The prior year quarter included the home video release of New Line’s The Lord of the Rings: The Two Towers and higher off-network television syndication revenues, including The West Wing.

Operating Income before Depreciation and Amortization declined 1% ($4 million) to $361 million, reflecting higher film valuation adjustments, a difficult comparison to last year’s The Lord of the Rings: The Two Towers home video release and lower contributions from consumer products and television, offset partially by strong international theatrical performances.

Operating Income declined 4% ($12 million), driven by the decrease in Operating Income before Depreciation and Amortization and an increase in depreciation and amortization expenses.

For the year through October 3, Warner Bros. and New Line generated just under $1.2 billion of combined domestic box office receipts for an industry-leading share of 17%.

Warner Home Video ranked #1 in the US for the year through October 2 in total home video sales and rentals – capturing 21% and 18% shares, respectively. The quarter’s top home video releases included Warner Bros.’ Scooby Doo 2: Monsters Unleashed and Starsky & Hutch as well as New Line’s The Butterfly Effect.

NETWORKS (Turner, HBO, The WB Network)

Revenues climbed 8% ($169 million) to $2.2 billion, benefiting from growth in Subscription, Advertising and Content revenues. Subscription Revenues grew 8% ($94 million), due to higher rates and subscribers at Turner and HBO, offset partially by a $45 million benefit in the prior year associated with the favorable resolution of certain contractual agreements. The 8% growth ($48 million) in Advertising Revenues includes a 12% increase at the Turner networks, offset partially by a 3% decline at The WB Network. Content Revenues grew 20% ($37 million), driven primarily by higher ancillary sales of HBO’s original programming.

Adjusted Operating Income before Depreciation and Amortization grew 5% ($28 million) to $635 million. Revenue increases were offset partly by higher costs for programming and marketing, as well as greater newsgathering expenses related to the US political campaigns.

Operating Income rose 13% ($65 million) to $574 million, reflecting increases in Adjusted Operating Income before Depreciation and Amortization and the absence of a $41 million impairment charge in the prior year, offset partially by higher depreciation expense.

Among ad-supported cable networks, TNT finished the quarter #1 in prime time delivery of Adults 18-49 and Adults 25-54, ranking #1 for six of the past seven quarters, while TBS posted double-digit growth in the delivery of Adults 18-34 in prime time.

HBO received 32 Primetime Emmys – the most in its history and more than three times the number of any other network. HBO’s miniseries Angels in America led all programs with 11 Emmys, while

Something the Lord Made led all TV movies with three awards. In addition, The Sopranos won the Emmy for Outstanding Drama Series.

PUBLISHING

Revenues rose 3% ($40 million) to $1.4 billion, reflecting a 14% increase ($78 million) in Advertising Revenues – led by growth at Sports Illustrated, Time, InStyle and Entertainment Weekly, as well as 6% growth ($24 million) in Subscription Revenues, related primarily to a decrease in subscription allowances due to timing. These increases were offset in part by declines in Content and Other revenues, due mainly to the 2003 sale of the Time Life direct marketing operation ($83 million), offset partially by higher revenues at the Time Warner Book Group.

Operating Income before Depreciation and Amortization increased 15% ($34 million) to $264 million reflecting Advertising Revenue growth and the absence of the prior year quarter’s loss at Time Life ($20 million).

Operating Income climbed 28% ($45 million) to $203 million, driven by the increase in Operating Income before Depreciation and Amortization, as well as lower amortization expenses.

During the year, Time Inc. launched three new magazines, All You, Cottage Living and Nuts, and re-launched Life as a weekend magazine distributed in leading newspapers nationwide. The incremental expenses of these launches totaled $10 million in the quarter.

Based on Publishers Information Bureau (PIB) data, Time Inc.’s 2004 industry-leading share of overall domestic advertising through September 30 was 24.1%.

The Time Warner Book Group added 12 titles to The New York Times bestseller list this quarter, bringing the year-to-date total to 42. Major new titles in the quarter included James Patterson’s Sam’s Letters to Jennifer and Jon Stewart’s America (The Book): A Citizen’s Guide to Democracy Inaction.

Consolidated Reported Net Income and Per Share Results

For the three months ended September 30, 2004, the Company reported Net Income of $499 million, or $0.11 per diluted common share. This compares to Net Income in 2003 of $541 million, or $0.12 per diluted common share.

For the three months ended September 30, 2004, the Company reported Income before Discontinued Operations and Cumulative Effect of Accounting Change of $494 million, or $0.10 per diluted common share. This compares to Income before Discontinued Operations and Cumulative Effect of Accounting Change in 2003 of $551 million, or $0.12 per diluted common share. Certain items in the current year amount affected comparability, including $500 million in legal reserves related to the government investigations, a pre-tax gain of $13 million related to the sale of AOL Japan and $296 million in pre-tax net investment gains, which includes $188 million and $113 million related to the sale of investments in Google and VIVA, respectively. Certain items in the prior year amount affected comparability, including $41 million in pre-tax non-cash impairments of intangible assets at the Networks segment and $117 million in pre-tax net investment gains. In aggregate, these items had the net effect of decreasing the current year’s net income by $223 million (net of taxes) or $0.05 per diluted common share and increasing the previous year’s net income by $20 million (net of taxes) or $0.01 per diluted common share. Excluding such items, the growth in Net Income and Diluted Net Income per Share was driven primarily by an increase in Operating Income, lower interest expense and lower losses from equity investees.

Update on Government Investigations

The Securities and Exchange Commission (“SEC”) and the Department of Justice (“DOJ”) continue to conduct investigations into accounting and disclosure practices of the Company. Those investigations have focused on transactions principally involving the Company’s America Online segment that were entered into after July 1, 1999, including advertising arrangements, the methods used by the America Online segment to report its subscriber numbers and the accounting related to America Online’s interest in AOL Europe prior to January 2002.

With respect to the most recent developments, in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, the Company reported that it had begun a review of the accounting related to the consolidation of, and equity accounting for, its interest in AOL Europe prior to January 2002, when it acquired 80% of Bertelsmann’s interest in AOL Europe pursuant to a Put/Call Agreement entered into in March 2000. Prior to January 2002, the Company accounted for its interest in AOL Europe using the equity method of accounting and did not consolidate the financial results of AOL Europe. In connection with its continuing review of these issues related to AOL Europe, including discussions with the staff of the SEC, the Company has determined that the financial results of AOL Europe should have been consolidated, beginning in March 2000, upon execution of the Put/Call Agreement. Accordingly, for this reason, the Company’s consolidated financial results for the years ended December 31, 2000 and 2001 will be restated and, due to uncertainties related to the application of the equity method of accounting, the financial results for the year ended December 31, 2002 may be affected. Pending the restatement, investors should not rely on the financial statements for these years with respect to these matters. The conclusion that the Company should have begun consolidating its interest in AOL Europe upon execution of the Put/Call Agreement would have no impact on the consolidated financial statements as of and for the three and nine months ended September 30, 2004 and 2003 included in this release. Additional information regarding these investigations is included in the notes that accompany this release.

As noted, the SEC staff continues to investigate a range of transactions principally involving the Company’s America Online segment, including advertising arrangements and the methods used by the America Online segment to report its subscriber numbers. The DOJ also continues to investigate matters relating to these transactions and transactions involving certain third parties with whom America Online had commercial relationships. The Company intends to continue its efforts to cooperate with both the SEC and the DOJ investigations to resolve these matters. It is not yet possible to predict the outcome of these investigations, but it is possible that further restatement of the Company’s financial statements may be necessary. It is also possible that, so long as there are unresolved issues associated with the Company’s financial statements, the effectiveness of any registration statement of the Company or its affiliates may be delayed. In addition, as noted above, the Company has established reserves totaling $500 million in connection with the pending SEC and DOJ investigations. This amount represents the Company’s current best estimate of the amounts that would be involved ultimately to resolve these investigations. The Company believes that some portion of the amount reserved will be available for related shareholder litigation. The Company has not established any reserves associated with the shareholder and civil litigation due to their preliminary status and because it is unable to reasonably estimate a range of possible loss.

Use of Operating Income before Depreciation and Amortization, Adjusted Operating Income before Depreciation and Amortization and Free Cash Flow

The Company utilizes Operating Income before Depreciation and Amortization, among other measures, to evaluate the performance of its businesses. The Company also evaluates the performance of its businesses using Operating Income before Depreciation and Amortization excluding the impact of non-cash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales and the aforementioned legal reserves related to the government investigations (referred to herein as Adjusted Operating Income before Depreciation and Amortization). Both Operating Income before Depreciation and Amortization and Adjusted Operating Income before Depreciation and Amortization are considered important indicators of the operational strength of the Company’s businesses. Operating Income before Depreciation and Amortization eliminates the uneven effect across all business segments of considerable amounts of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Moreover, Adjusted Operating Income before Depreciation and Amortization does not reflect the diminution in value of goodwill and intangible assets, gains and losses on asset sales or legal reserves related to the government investigations. Management evaluates the costs of such tangible and intangible assets, the impact of related impairments, as well as asset sales through other financial measures, such as capital expenditures, investment spending and return on capital.

Free Cash Flow is Cash Provided by Operations (as defined by accounting principles generally accepted in the United States) less cash provided by discontinued operations, capital expenditures and product development costs, principal payments on capital leases, dividends paid and partnership distributions, if any. Free Cash Flow is considered to be an important indicator of the Company’s liquidity, including its ability to reduce net debt and make strategic investments.

Operating Income before Depreciation and Amortization, Adjusted Operating Income before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income, Net Income and various cash flow measures (e.g., Cash Provided by Operations), as well as other measures of financial performance and liquidity reported in accordance with accounting principles generally accepted in the United States.

About Time Warner Inc.

Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.

Time Warner Inc. issued a separate release today regarding its full-year 2004 business outlook.

The Company’s earnings conference call can be heard live at 8:30 am ET on Wednesday, November 3, 2004. To listen to the call, visit www.timewarner.com/investors or AOL Keyword: IR.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other factors affecting the operation of the businesses of Time Warner Inc. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and its most recent quarterly report on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Corporate Communications	Investor Relations
Edward Adler (212) 484-6630	John Martin (212) 484-6579
Tricia Primrose Wallace (212) 484-7450	Jim Burtson (212) 484-8719
Mia Carbonell (212) 484-6684	Kelli Turner (212) 484-8269

TIME WARNER INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	September 30,	December 31,
	2004	2003
	(millions, except
	per share amounts)
ASSETS
Current assets
Cash and equivalents	$6,882	$3,040
Receivables, less allowances of $1.882 and $2.079 billion	4,405	4,908
Inventories	1,536	1,390
Prepaid expenses and other current assets	1,153	1,255
Current assets of discontinued operations	—	1,675

Total current assets	13,976	12,268
Noncurrent inventories and film costs	4,515	4,465
Investments, including available-for-sale securities	4,482	3,770
Property, plant and equipment	12,731	12,559
Intangible assets subject to amortization	3,911	4,229
Intangible assets not subject to amortization	39,656	39,656
Goodwill	39,985	39,459
Other assets	2,903	2,745
Noncurrent assets of discontinued operations	—	2,632

Total assets	$122,159	$121,783

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,121	$1,629
Participations payable	2,503	1,955
Royalties and programming costs payable	1,217	1,022
Deferred revenue	1,030	1,065
Debt due within one year	2,889	2,287
Other current liabilities	5,720	6,091
Current liabilities of discontinued operations	74	1,574

Total current liabilities	14,554	15,623
Long-term debt	20,841	23,458
Deferred income taxes	15,314	13,291
Deferred revenue	1,452	1,621
Mandatorily convertible preferred stock	1,500	1,500
Other liabilities	3,760	3,950
Noncurrent liabilities of discontinued operations	29	901
Minority interests	5,574	5,401
Shareholders’ equity
Series LMCN-V common stock, $0.01 par value, 171.2 million shares outstanding in each period	2	2
Time Warner common stock, $0.01 par value, 4.406 and 4.365 billion shares outstanding	44	44
Paid-in capital	156,087	155,578
Accumulated other comprehensive loss, net	60	(291)
Accumulated deficit	(97,058)	(99,295)

Total shareholders’ equity	59,135	56,038

Total liabilities and shareholders’ equity	$122,159	$121,783

See accompanying notes.

TIME WARNER INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003
	(millions, except per share amounts)
Revenues:
Subscriptions	$5,398	$5,150	$16,167	$15,203
Advertising	1,646	1,424	4,939	4,440
Content	2,648	2,591	9,002	7,939
Other	273	338	871	1,079

Total revenues	9,965	9,503	30,979	28,661
Costs of revenues	(5,639)	(5,467)	(17,960)	(16,970)
Selling, general and administrative	(2,575)	(2,428)	(7,496)	(7,150)
Amortization of intangible assets	(156)	(148)	(467)	(430)
Legal reserves related to the government investigations	(500)	—	(500)	—
Restructuring costs	—	(42)	2	(72)
Asset impairments	—	(41)	(10)	(318)
Gains on disposal of assets, net	13	—	14	43

Operating income	1,108	1,377	4,562	3,764
Interest expense, net	(372)	(438)	(1,159)	(1,319)
Other income, net	304	44	368	1,250
Minority interest expense, net	(54)	(59)	(172)	(175)

Income before income taxes, discontinued operations and cumulative effect of accounting change	986	924	3,599	3,520
Income tax provision	(492)	(373)	(1,511)	(1,478)

Income before discontinued operations and cumulative effect of accounting change	494	551	2,088	2,042
Discontinued operations, net of tax	5	2	115	(29)

Income before cumulative effect of accounting change	499	553	2,203	2,013
Cumulative effect of accounting change	—	(12)	34	(12)

Net income	$499	$541	$2,237	$2,001

Basic income per common share before discontinued operations and cumulative effect of accounting change	$0.11	$0.12	$0.46	$0.45
Discontinued operations	—	—	0.02	—
Cumulative effect of accounting change	—	—	0.01	—

Basic net income per common share	$0.11	$0.12	$0.49	$0.45

Diluted income per common share before discontinued operations and cumulative effect of accounting change	$0.10	$0.12	$0.44	$0.44
Discontinued operations	0.01	—	0.03	—
Cumulative effect of accounting change	—	—	0.01	(0.01)

Diluted net income per common share	$0.11	$0.12	$0.48	$0.43

Average basic common shares	4,573.3	4,514.7	4,561.4	4,499.5

Average diluted common shares	4,713.1	4,677.3	4,708.2	4,619.1

See accompanying notes.

TIME WARNER INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
Nine Months Ended September 30,
(Unaudited)

	2004	2003
	(millions)
OPERATIONS
Net income(a)	$2,237	$2,001
Adjustments for noncash and nonoperating items:
Cumulative effect of accounting change	(34)	12
Depreciation and amortization	2,385	2,300
Amortization of film costs	2,075	1,906
Asset impairments	10	318
Loss on writedown of investments	12	182
Gain on sale of investments, net	(376)	(821)
Equity in losses of investee companies and cash distributions	3	128
Changes in operating assets and liabilities, net of acquisitions(b)	(939)	(1,299)
Adjustments relating to discontinued operations	15	468

Cash provided by operations	5,388	5,195

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired	(759)	(473)
Investments and acquisitions from discontinued operations	—	(33)
Capital expenditures and product development costs from continuing operations	(2,021)	(1,845)
Capital expenditures from discontinued operations	—	(83)
Investment proceeds from available-for-sale securities	229	1,060
Investment proceeds from discontinued operations	—	6
Other investment proceeds	2,815	1,440

Cash provided by investing activities	264	72

FINANCING ACTIVITIES
Borrowings	1,273	2,377
Debt repayments	(3,222)	(6,972)
Redemption of redeemable preferred securities of subsidiary	—	(813)
Proceeds from exercise of stock options	272	270
Principal payments on capital leases	(148)	(105)
Other	15	(26)

Cash used by financing activities	(1,810)	(5,269)

INCREASE IN CASH AND EQUIVALENTS	3,842	(2)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	3,040	1,730

CASH AND EQUIVALENTS AT END OF PERIOD	$6,882	$1,728

(a)	Includes net income from discontinued operations of $115 million for the nine months ended September 30, 2004 and a net loss of $29 million for the nine months ended September 30, 2003.

(b)	2004 includes $500 million in legal reserves related to the government investigations.

See accompanying notes.

TIME WARNER INC.
RECONCILIATION OF OPERATING INCOME BEFORE DEPRECIATION
AND AMORTIZATION TO OPERATING INCOME
(millions, unaudited)

Three Months Ended September 30, 2004

	Operating Income
	before Depreciation			Operating
	and Amortization	Depreciation	Amortization	Income
AOL(a)	$463	$(158)	$(44)	$261
Cable	824	(367)	(19)	438
Filmed Entertainment	361	(26)	(53)	282
Networks	635	(55)	(6)	574
Publishing	264	(27)	(34)	203
Corporate(b)	(615)	(8)	—	(623)
Intersegment elimination	(27)	—	—	(27)

Total	$1,905	$(641)	$(156)	$1,108

Three Months Ended September 30, 2003

	Operating Income
	before Depreciation			Operating
	and Amortization	Depreciation	Amortization	Income
AOL	$371	$(179)	$(42)	$150
Cable	752	(355)	(3)	394
Filmed Entertainment	365	(20)	(51)	294
Networks(c)	566	(49)	(8)	509
Publishing	230	(28)	(44)	158
Corporate	(109)	(7)	—	(116)
Intersegment elimination	(12)	—	—	(12)

Total	$2,163	$(638)	$(148)	$1,377

(a)	Operating income before depreciation and amortization and operating income include a gain of $13 million related to the sale of AOL Japan which closed on July 1, 2004.

(b)	Operating income before depreciation and amortization and operating income include $500 million in legal reserves related to the government investigations.

(c)	Operating income before depreciation and amortization and operating income include a $41 million impairment of intangible assets related to the winter sports teams.

TIME WARNER INC.
RECONCILIATION OF OPERATING INCOME BEFORE DEPRECIATION
AND AMORTIZATION TO OPERATING INCOME
(millions, unaudited)

Nine Months Ended September 30, 2004

	Operating Income
	before Depreciation			Operating
	and Amortization	Depreciation	Amortization	Income
AOL(a)	$1,439	$(498)	$(127)	$814
Cable	2,391	(1,068)	(56)	1,267
Filmed Entertainment	1,190	(75)	(159)	956
Networks(c)	2,031	(155)	(17)	1,859
Publishing(d)	791	(90)	(108)	593
Corporate(e)	(891)	(32)	—	(923)
Intersegment elimination	(4)	—	—	(4)

Total	$6,947	$(1,918)	$(467)	$4,562

Nine Months Ended September 30, 2003

	Operating Income
	before Depreciation			Operating
	and Amortization	Depreciation	Amortization	Income
AOL	$1,206	$(527)	$(125)	$554
Cable	2,195	(1,034)	(7)	1,154
Filmed Entertainment(b)	966	(63)	(153)	750
Networks(c)	1,425	(141)	(20)	1,264
Publishing(d)	608	(80)	(125)	403
Corporate	(322)	(25)	—	(347)
Intersegment elimination	(14)	—	—	(14)

Total	$6,064	$(1,870)	$(430)	$3,764

(a)	Operating income before depreciation and amortization and operating income include a $10 million impairment of property, plant and equipment related to an agreement to sell a building in Virginia and a $13 million gain from asset disposals related to the sale of AOL Japan which closed on July 1, 2004.

(b)	Operating income before depreciation and amortization and operating income include a $43 million gain related to the sale of a consolidated theater chain in the U.K.

(c)	Operating income before depreciation and amortization and operating income in 2004 include a $7 million loss on the finalization of the winter sports teams sale. Operating income before depreciation and amortization and operating income in 2003 include a $219 million impairment of intangible assets related to the winter sports teams.

(d)	Operating income before depreciation and amortization and operating income in 2004 include an $8 million gain on the sale of a building located in Virginia. Operating income before depreciation and amortization and operating income in 2003 include a $99 million impairment of goodwill and other intangible assets related to the Time Warner Book Group.

(e)	Operating income before depreciation and amortization and operating income include $500 million in legal reserves related to the government investigations.

TIME WARNER INC.
RECONCILIATION OF ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND
AMORTIZATION TO OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION
(millions, unaudited)

Three Months Ended September 30, 2004

	Adjusted		Legal Reserves
	Operating Income		Related to the	Gains/(Losses)	Operating Income
	Before Depreciation	Asset	Government	From	Before Depreciation
	And Amortization	Impairments	Investigations	Asset Disposals	And Amortization
AOL(a)	$450	$—	$—	$13	$463
Cable	824	—	—	—	824
Filmed Entertainment	361	—	—	—	361
Networks	635	—	—	—	635
Publishing	264	—	—	—	264
Corporate(b)	(115)	—	(500)	—	(615)
Intersegment elimination	(27)	—	—	—	(27)

Total	$2,392	$—	$(500)	$13	$1,905

Three Months Ended September 30, 2003

	Adjusted		Legal Reserves
	Operating Income		Related to the	Gains/(Losses)	Operating Income
	Before Depreciation	Asset	Government	From	Before Depreciation
	And Amortization	Impairments	Investigations	Asset Disposals	And Amortization
AOL	$371	$—	$—	$—	$371
Cable	752	—	—	—	752
Filmed Entertainment	365	—	—	—	365
Networks(c)	607	(41)	—	—	566
Publishing	230	—	—	—	230
Corporate	(109)	—	—	—	(109)
Intersegment elimination	(12)	—	—	—	(12)

Total	$2,204	$(41)	$—	$—	$2,163

(a)	Operating income before depreciation and amortization includes a gain of $13 million related to the sale of AOL Japan, which closed on July 1, 2004.

(b)	Operating income before depreciation and amortization includes $500 million in legal reserves related to the government investigations.

(c)	Operating income before depreciation and amortization includes a $41 million impairment of intangible assets related to the winter sports teams.

TIME WARNER INC.
RECONCILIATION OF ADJUSTED OPERATING INCOME BEFORE DEPRECIATION AND
AMORTIZATION TO OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION
(millions, unaudited)

Nine Months Ended September 30, 2004

	Adjusted		Legal Reserves
	Operating Income		Related to the	Gains/(Losses)	Operating Income
	Before Depreciation	Asset	Government	From	Before Depreciation
	And Amortization	Impairments	Investigations	Asset Disposals	And Amortization
AOL(a)	$1,436	$(10)	$—	$13	$1,439
Cable	2,391	—	—	—	2,391
Filmed Entertainment	1,190	—	—	—	1,190
Networks(c)	2,038	—	—	(7)	2,031
Publishing(d)	783	—	—	8	791
Corporate(e)	(391)	—	(500)	—	(891)
Intersegment elimination	(4)	—	—	—	(4)

Total	$7,443	$(10)	$(500)	$14	$6,947

Nine Months Ended September 30, 2003

	Adjusted		Legal Reserves
	Operating Income		Related to the	Gains/(Losses)	Operating Income
	Before Depreciation	Asset	Government	From	Before Depreciation
	And Amortization	Impairments	Investigations	Asset Disposals	And Amortization
AOL	$1,206	$—	$—	$—	$1,206
Cable	2,195	—	—	—	2,195
Filmed Entertainment(b)	923	—	—	43	966
Networks(c)	1,644	(219)	—	—	1,425
Publishing(d)	707	(99)	—	—	608
Corporate	(322)	—	—	—	(322)
Intersegment elimination	(14)	—	—	—	(14)

Total	$6,339	$(318)	$—	$43	$6,064

(a)	Operating income before depreciation and amortization includes a $10 million impairment of property, plant and equipment related to an agreement to sell a building in Virginia and a $13 million gain related to the sale of AOL Japan which closed on July 1, 2004.

(b)	Operating income before depreciation and amortization includes a $43 million gain related to the sale of a consolidated theater chain in the U.K.

(c)	Operating income before depreciation and amortization in 2004 includes a $7 million loss on the finalization of the winter sports teams sale. Operating income before depreciation and amortization in 2003 includes a $219 million impairment of intangible assets related to the winter sports teams.

(d)	Operating income before depreciation and amortization in 2004 includes an $8 million gain on the sale of a building located in Virginia. Operating income before depreciation and amortization in 2003 includes a $99 million impairment of goodwill and other intangible assets related to the Time Warner Book Group.

(e)	Operating income before depreciation and amortization includes $500 million in legal reserves related to the government investigations.

TIME WARNER INC.
RECONCILIATION OF CASH PROVIDED BY OPERATIONS TO FREE CASH FLOW
(millions, unaudited)

Time Warner evaluates operating performance based on several factors, including free cash flow, which is defined as cash provided by operations less cash provided by discontinued operations, capital expenditures and product development costs, principal payments on capital leases, dividends paid and partnership distributions, if any.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Cash provided by operations	$2,082	$1,400	$5,388	$5,195
Less discontinued operations:
Net (income) loss	(5)	(2)	(115)	29
Other changes	(5)	(238)	(15)	(468)

Cash provided by continuing operations	2,072	1,160	5,258	4,756
Capital expenditures and product development costs from continuing operations	(680)	(625)	(2,021)	(1,845)
Principal payments on capital leases from continuing operations	(46)	(38)	(148)	(105)

Free cash flow	$1,346	$497	$3,089	$2,806

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Update on SEC and DOJ Investigations

The Securities and Exchange Commission (“SEC”) and the Department of Justice (“DOJ”) continue to conduct investigations into accounting and disclosure practices of the Company. Those investigations have focused on transactions principally involving the Company’s America Online segment that were entered into after July 1, 1999, including advertising arrangements, the methods used by the America Online segment to report its subscriber numbers and the accounting related to the consolidation of, and equity accounting for, America Online’s interest in AOL Europe prior to January 2002.

The Company commenced an internal review under the direction of the Company’s Chief Financial Officer into advertising transactions at the America Online segment (“CFO review”) during 2002. As a result of the CFO review, the Company announced on October 23, 2002 that it intended to adjust the accounting for certain transactions. The adjustment had an aggregate impact of reducing the advertising and commerce revenues of the Company during the period from the third quarter of 2000 through the second quarter of 2002 by $190 million. On January 28, 2003, the Company filed amendments to its Annual Report on Form 10-K/A for the year ended December 31, 2001 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002 that included restated financial statements reflecting the adjustments announced on October 23, 2002. Although the Company has continued its CFO review process, except as discussed below, the Company has not, to date, determined that any further restatement is necessary.

In its Annual Report on Form 10-K for the year ended December 31, 2002, the Company disclosed that the staff of the SEC had informed the Company that, based on information provided to the SEC by the Company, it was the preliminary view of the SEC staff that the Company’s accounting for two related transactions between America Online and Bertelsmann AG (“Bertelsmann”) should be adjusted. Pursuant to a March 2000 agreement between the parties (the “Put/Call Agreement”), Bertelsmann had the right at two separate times to put a portion of its interest in AOL Europe to the Company (80% in January 2002 and the remaining 20% in July 2002) at a price established by the Put/Call Agreement. In separate agreements executed in March and December of 2001, the Company agreed to settle the put transactions under the Put/Call Agreement in cash rather than in stock, without any change to the put price previously established in the Put/Call Agreement. Contemporaneous with the agreements to pay in cash, Bertelsmann agreed to purchase additional advertising from the Company of $125 million and $275 million, respectively. At the time, the Company further disclosed that it had provided the SEC a written explanation of the basis for the Company’s accounting for the transactions.

The SEC staff has continued to review the Company’s accounting for the Bertelsmann transactions, as well as other transactions primarily at the America Online unit. In July 2003, the SEC’s Office of the Chief Accountant informed the Company that it had concluded that the accounting for the Bertelsmann transactions is incorrect. Specifically, in the view of the Office of the Chief Accountant, the Company should have allocated some portion of the $400 million paid by Bertelsmann to America Online for advertising, which was run by the Company and recognized as revenue, as consideration for the Company’s decision to relinquish its option to pay Bertelsmann in stock for its interests in AOL Europe. The Office of the Chief Accountant concluded that such portion of the $400 million advertising payment should have been reflected as a reduction in the purchase price for Bertelsmann’s interest in AOL Europe, rather than as advertising revenue. The SEC’s Division of Enforcement continues to investigate the Bertelsmann transactions, including the related advertising arrangements, and has reiterated its conclusion that the Company’s accounting for the Bertelsmann transactions is incorrect.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In its Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, the Company reported that it had begun a review of the accounting related to the consolidation of, and equity accounting for, its interest in AOL Europe prior to January 2002. Prior to the execution of the Put /Call Agreement in March 2000, AOL Europe was a 50/50 joint venture between America Online and Bertelsmann in which each venture partner held 50% of the voting rights. Accordingly, the Company accounted for its interest in AOL Europe using the equity method of accounting and did not consolidate the financial results of AOL Europe. In March 2000, as part of the Put/Call Agreement, Bertelsmann agreed, among other things, to terminate certain of its voting and other rights and agreed to have its members of the AOL Europe board of directors vote in the manner directed by America Online. The Company concluded in March of 2000 that the Put/Call Agreement did not alter the accounting treatment of its interest in AOL Europe because, among other things, Bertelsmann retained sufficient economic interests and substantive rights to preclude consolidation. Accordingly, the Company continued to account for the interest using the equity method of accounting until January 2002, when it acquired 80% of Bertelsmann’s interest and began consolidating the financial results of AOL Europe.

In connection with its continuing review of these issues related to AOL Europe, including discussions with the staff of the SEC, the Company has determined that the financial results of AOL Europe should have been consolidated, beginning in March 2000, upon execution of the Put/Call Agreement given the governance rights surrendered by Bertelsmann. Accordingly, for this reason, the Company’s consolidated financial results for the years ended December 31, 2000 and 2001 will be restated. Pending that restatement, the Company has determined that investors should not rely on the Company’s consolidated financial statements for the years ended December 31, 2000 and 2001 with respect to this matter.

The impact of consolidating AOL Europe on the Company’s reported revenue, operating income (loss), net income (loss), cash flow provided (used) by operations, investing activities and financing activities and free cash flow for the years ended December 31, 2001 and 2000 would be as follows:

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Impact of
		Consolidating	Adjusted
	Time Warner	AOL Europe	Time Warner
	(as reported)	(unaudited)	(unaudited)
	(in millions)
2001:
Income Statement:
Revenue	$33,507	$810	$34,317
Operating Income (Loss)	652	(734)	(82)
Net Loss[1,2]	(4,221)	—	(4,221)
Cash Flow:
Cash Flows Provided (Used) by Operations	$5,281	$(565)	$4,716
Cash Used by Investing Activities	(5,257)	(22)	(5,279)
Cash Provided (Used) by Financing Activities	(1,915)	490	(1,425)
Total Change in Cash	(1,891)	(97)	(1,988)
Free Cash Flow[3]	1,497	(587)	910
2000:
Income Statement:
Revenue	$7,605	$640	$8,245
Operating Income (Loss)	1,766	(306)	1,460
Net Income[1]	1,121	—	1,121
Cash Flow:
Cash Provided (Used) by Operations	$1,951	$(236)	$1,715
Cash Provided (Used) by Investing Activities	(2,316)	43	(2,273)
Cash Provided by Financing Activities	421	342	763
Total Change in Cash	56	149	205
Free Cash Flow	1,173	(256)	917

1	A change from applying the equity method of accounting to consolidating an investee, absent a change in the way the equity method is applied, would not impact pretax income or net income. This is because the portion of income or loss that is ascribed to the venture partner would be reflected as minority interest upon consolidation.

2	Represents net income (loss) before discontinued operations.

3	Free Cash Flow is cash provided by operations less cash provided by discontinued operations, capital expenditures and product development costs, principal payments on capital leases, dividends paid and partnership distributions, if any. This definition does not include capital contributions made by minority partners of less-than-wholly owned consolidated subsidiaries of the Company.

The impact above does not assume a change in the way the Company applied the equity method of accounting. Specifically, because the Company’s interest in AOL Europe was more senior (from a liquidation and distribution perspective) than the interests of Bertelsmann and other investors in AOL Europe, the losses of AOL Europe were allocated to Bertelsmann and other investors pursuant to the “hypothetical liquidation at book value” (“HLBV”) application of the equity method of accounting. Under this methodology, losses of AOL Europe were apportioned to Bertelsmann and other investors up to the amount of their respective investments in AOL Europe before any losses would be apportioned to the Company. If, in addition to consolidation, it were concluded that following the execution of the Put/Call Agreement in March 2000, use of the HLBV is not appropriate and, instead, the Company should have recognized all of AOL Europe’s losses, the impact of consolidating AOL Europe on the

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company’s reported revenue, operating income (loss), net income (loss), cash flow provided (used) by operations, investing activities and financing activities and free cash flow for the years ended December 31, 2001 and 2000 would be as follows:

		Impact of
		Consolidating	Adjusted
	Time Warner	AOL Europe	Time Warner
	(as reported)	(unaudited)	(unaudited)
	(in millions)
2001:
Income Statement:
Revenue	$33,507	$810	$34,317
Operating Income (Loss)	652	(734)	(82)
Net Loss[1]	(4,221)	(855)	(5,076)
Cash Flow:
Cash Flows Provided (Used) by Operations	$5,281	$(565)	$4,716
Cash Used by Investing Activities	(5,257)	(22)	(5,279)
Cash Provided (Used) by Financing Activities	(1,915)	490	(1,425)
Total Change in Cash	(1,891)	(97)	(1,988)
Free Cash Flow	1,497	(587)	910
2000:
Income Statement:
Revenue	$7,605	$640	$8,245
Operating Income (Loss)	1,766	(306)	1,460
Net Income (Loss)	1,121	(308)	813
Cash Flow:
Cash Provided (Used) by Operations	$1,951	$(236)	$1,715
Cash Provided (Used) by Investing Activities	(2,316)	43	(2,273)
Cash Provided by Financing Activities	421	342	763
Total Change in Cash	56	149	205
Free Cash Flow	1,173	(256)	917

1	Represents net income (loss) before discontinued operations.

As previously noted, the table above assumes that, upon consolidation, the losses of AOL Europe would be fully allocated to the Company given the execution of the Put/Call Agreement. In contrast, if it were assumed that the Company should have recognized its proportionate share of AOL Europe’s losses (based on its voting percentage of ownership), the impact on the Company would be the same as presented above, except net income (loss) would only be reduced by the portion of AOL Europe’s losses absorbed by the Company. Specifically, the impact on the Company’s net income (loss) of consolidating AOL Europe, in this instance, would have been a net loss of approximately $422 million and approximately $154 million in 2001 and 2000, respectively.

If the Company were to adjust the allocation of AOL Europe losses during 2001 and 2000 from the HLBV method to some other basis as described above, it would decrease the goodwill recognized upon acquisition of Bertelsmann’s interest in AOL Europe in 2002 by an equal amount, resulting in a corresponding reduction in the goodwill impairment charge recognized by the Company in the fourth quarter of 2002. Consequently, pending the outcome of this matter, investors also should not rely on the Company’s consolidated financial statements for the year ended December 31, 2002.

Neither the conclusion that the Company should have begun consolidating its interest in AOL Europe upon execution of the Put/Call Agreement, nor any ultimate determination that the Company should have applied the equity method in a different manner, would have any impact on the consolidated financial statements as of and for the three and nine months ended September 30, 2004 and 2003 included in this release.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The staff of the SEC continues to investigate, and the Company continues to discuss with the SEC staff, these and other transactions principally involving the America Online unit. It is possible that the Company may learn information as a result of its discussions with the SEC, the Company’s ongoing review, and/or the SEC’s ongoing investigation that would lead the Company to reconsider its views of the accounting for these transactions. It is also possible that restatement of the Company’s financial statements with respect to these and other transactions may be necessary. In light of the conclusion of the Office of the Chief Accountant that the accounting for the Bertelsmann transactions is incorrect and the Company’s conclusion to consolidate AOL Europe, it is likely that the SEC would not declare effective any registration statement of the Company or its affiliates. The DOJ also continues to investigate matters relating to these transactions and transactions involving certain third parties with whom America Online had commercial relationships. The Company intends to continue its efforts to cooperate with both the SEC and the DOJ investigations to resolve these matters.

It is not yet possible to predict the outcome of these investigations, but it is possible that further restatement of the Company’s financial statements may be necessary. It is also possible that, so long as there are unresolved issues associated with the Company’s financial statements, the effectiveness of any registration statement of the Company or its affiliates may be delayed. In addition, the Company has established reserves of $500 million in connection with the pending SEC and DOJ investigations. This amount represents the Company’s current best estimate of the amounts that would be involved ultimately to resolve these investigations. The Company believes that some portion of the amount reserved will be available for related shareholder litigation. The Company has not established any reserves associated with shareholder and civil litigation due to their preliminary status and because it is unable to reasonably estimate a range of possible loss.

Note 2: AOL Potential Restructuring

In response to the changing dynamics of AOL’s business, it continues to refine its business strategy to meet the evolving needs of consumers. As part of this transition, AOL is undertaking efforts to realign its resources more efficiently and it is reasonably likely that this will result in AOL incurring restructuring charges in the fourth quarter of 2004 and/or first half of 2005. Although preliminary, the Company’s current best estimate is approximately $50 million.

Note 3: Cable Subscriber Statistics

At the Time Warner Cable segment, total customer relationships, representing the number of customers that receive at least one level of service, increased by 1.2% to 11.525 million as of September 30, 2004 compared to 11.384 million as of September 30, 2003 and revenue generating units, representing the total of all analog video, digital video, high-speed data and telephony customers, increased by 6.8% to 19.562 million as of September 30, 2004 compared to 18.309 million as of September 30, 2003. The Company’s subscriber amounts include all subscribers at both consolidated entities and investees accounted for under the equity method of accounting that are managed by the Company.